UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 24, 2005

Date of Report (Date of earliest event reported)

AAR CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-6263	36-2334820
(Commission File Number)	(IRS Employer Identification No.)

One AAR Place, 1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code:  (630) 227-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 19, 2005, AAR CORP. (the “Company”) entered into a consulting agreement with Ira A. Eichner, Founder and Chairman of the Board Emeritus of the Company.  The agreement calls for Mr. Eichner to provide consulting services to the Company for a term of five years commencing on October 19, 2005 and supercedes and terminates the consulting agreement between Mr. Eichner and the Company dated June 1, 2003.  The Company will pay Mr. Eichner a quarterly consulting retainer in the amount of $37,500 for his services.

Item 1.02	Termination of a Material Definitive Agreement

On October 19, 2005, the Company terminated its consulting agreement dated June 1, 2003 with Mr. Eichner.  The agreement is superceded by the consulting agreement between Mr. Eichner and the Company dated October 19, 2005.

Item 8.01	Other Events

On October 19, 2005, the Compensation Committee of AAR CORP.’s Board of Directors authorized continuation of the following benefits to Ira A. Eichner, Founder and Chairman of the Board Emeritus for life or a term of five years, whichever is less:

•      Business expense reimbursement in accordance with the Company’s business expense reimbursement policy.

•      Executive secretary/administrative assistant/MIS support.

•      Reimbursement of annual professional income tax service advice and assistance.

•      Reimbursement of membership dues, fees and assessments at certain professional, social and country clubs.

•      Use, when available and if applicable, of Company aircraft for business, or for personal use, subject to payment of the standard industry fare level (“SIFL”) as published by the Internal Revenue Service from time to time.  Currently the Company does not have a company owned aircraft.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits

99.1         Consulting Agreement dated October 19, 2005 between Ira A. Eichner and AAR CORP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 24, 2005

AAR CORP.

By:	/s/ TIMOTHY J. ROMENESKO
Timothy J. Romenesko
Vice President, Chief Financial Officer and
Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Consulting Agreement dated October 19, 2005 between Ira A. Eichner and AAR CORP.